Prospectus Supplement No. 3 (to Prospectus dated April 21, 2017)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-211949 Registration No. 333-217230

OFFERING PROSPECTUS

23,767,500 Shares of Common Stock

This prospectus supplement updates and supplements the prospectus dated April 21, 2017 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-217230) (the “Registration Statement”). This prospectus supplement is being filed to update and supplement the information in the Prospectus, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on June 29, 2017 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement relates to the offer and sale of 23,767,500 shares of our common stock, par value $0.001 per share, by the existing holders of the securities named in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, our Prospectus, dated April 21, 2017, as supplemented by this prospectus supplement is a combined prospectus and relates to shares registered under Registration Statement Nos. 333-211949 and 333-217230.

Our common stock is quoted on the New York Stock Exchange under the trading symbol “KDMN.” On June 28, 2017, the last reported sale price of our common stock was $4.00 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of the Prospectus and beginning on page 35 of our Quarterly Report on Form 10-Q filed with the Commission on May 15, 2017, and under similar headings in any further amendments or supplements to the Prospectus before you decide whether to invest in our securities.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 29, 2017.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 29, 2017

Kadmon Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37841	27-3576929
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 East 29th Street New York, NY		10016
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 308-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

ITEM 5.07	Submission of Matters to a Vote of Security Holders

On June 29, 2017, Kadmon Holdings, Inc. (the “Company”) held its 2017 Annual Meeting of Stockholders (the “Annual Meeting”), at which a quorum was present. At the Annual Meeting, the stockholders of the Company voted on the following three proposals:

Proposal 1 – Election of Directors

The following nominees were elected to the Company’s Board of Directors to hold office for terms to expire in one year or until their successors are elected and qualified. The votes cast at the Annual Meeting were as follows:

Nominee	For	Withheld	Broker Non-Votes
Harlan W. Waksal, M.D.	18,444,306	25,663	11,025,309
Bart M. Schwartz, Esq.	18,445,988	23,981	11,025,309
Eugene Bauer, M.D.	17,849,622	620,347	11,025,309
D. Dixon Boardman	17,854,254	615,715	11,025,309
Alexandria Forbes, Ph.D.	18,447,033	22,936	11,025,309
Tasos G. Konidaris	18,446,079	23,890	11,025,309
Steven Meehan	18,445,904	24,065	11,025,309
Thomas E. Shenk, Ph.D.	18,445,865	24,104	11,025,309
Susan Wiviott, J.D.	17,854,876	615,093	11,025,309

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

The proposal to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 was approved based upon the following votes:

For	Against	Abstain
29,411,848	47,595	35,835

Proposal 3 – Vote to Approve Our Non-Employee Directors’ Equity Compensation Policy

The proposal to approve the Company’s Non-Employee Directors’ Equity Compensation Policy was approved based upon the following votes:

For	Against	Abstain	Broker Non-Votes
17,670,715	441,944	357,310	11,025,309

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kadmon Holdings, Inc.

Date: June 29, 2017	/s/ Konstantin Poukalov
Konstantin Poukalov
Executive Vice President, Chief Financial Officer